Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION
--------------------------------------------------------------
Corporate Headquarters                                          COMPUWARE [LOGO]
One Campus Martius o Detroit, Michigan 48226
(313) 227-7300

For Immediate Release
August 29, 2007

          Compuware Relocates Additional Product Development Activities
                            to Detroit Headquarters

   Concentration of Development Efforts to Reduce Costs and Increase Technical Integration; Superior Customer Support Assured During and After Transition

DETROIT--August 29, 2007--Compuware Corporation (NASDAQ: CPWR) today announced the further centralization of a number of its product development activities. In particular, the company will:

      o     Transition  development of its Strobe product family from Cambridge,
            Massachusetts  to  its  Detroit   headquarters,   which  will  unify
            development for all of Compuware's mainframe solutions.

      o Transition development of its Vantage Service Manager product from Sydney, Australia to its Detroit headquarters, where the company develops a number of its other Vantage products.

      o Transition development of its Optimal Trace product from Dublin, Ireland to its Detroit headquarters, which will unify development for the full spectrum of Compuware's Application Delivery Management solutions.

These actions will reduce the company's  operating  costs by  approximately  $13
million  annually  and  will  eliminate  the  positions  of  approximately   100
employees. Compuware will maintain a sales presence in each of these locations.

"This centralization of Compuware IT Service Management, Application Delivery Management and mainframe expertise will strengthen technical integration, increase synergy in development and deliver additional efficiencies to the business," said Compuware Chief Information Officer Chris Bockhausen. "The company will continue to invest significantly in the technical excellence of these strategic solutions and will maintain superior levels of support for all Compuware customers, during and after this transition."

Compuware Corporation

Compuware Corporation maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

                                     -MORE-

Page 2
Compuware Centralizes Additional Product Development Activities to Detroit Headquarters
August 29, 2007

Press Contact

Lisa Elkin, Vice President, Compuware Communications and Investor Relations, lisa.elkin@compuware.com, 313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.